PROSPECTUS and	PRICING SUPPLEMENT NO. 6
PROSPECTUS SUPPLEMENT, each	Dated July 11, 2023
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $30,000,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$1,500,000,000 4.950% Fixed Rate Senior Notes Due July 14, 2028

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EXB0 / US24422EXB00

Date of Issue:	July 14, 2023

Maturity Date:	July 14, 2028

Principal Amount:	$1,500,000,000

Price to Public:	99.851% plus accrued interest, if any, from July 14, 2023

Interest Payment Dates:	Semi-annually on January 14 and July 14, commencing on January 14, 2024 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.950% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
BofA Securities, Inc.	$281,250,000
Citigroup Global Markets Inc.	$281,250,000
Deutsche Bank Securities Inc.	$281,250,000
RBC Capital Markets, LLC	$281,250,000
Samuel A. Ramirez & Company, Inc.	$150,000,000
Academy Securities, Inc.	$45,000,000
ING Financial Markets LLC	$45,000,000
Lloyds Securities Inc.	$45,000,000
SG Americas Securities, LLC	$45,000,000
Truist Securities, Inc.	$45,000,000
Total	$1,500,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.501% plus accrued interest, if any, from July 14, 2023.